UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016 (May 22, 2016)

Resource America, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Merger Agreement

On May 22, 2016, Resource America, Inc. (the “Company” or “Resource America”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with C-III Capital Partners LLC (“C-III”) and Regent Acquisition Inc., a wholly owned subsidiary of C-III (“Merger Sub”).

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will merge with and into Resource America (the “Merger”), with Resource America continuing as the surviving corporation in the Merger, and a wholly owned subsidiary of C-III, and that, at the effective time of the Merger (the “Effective Time”) each share of common stock of Resource America, par value $0.01 (the “Company Stock”), (other than certain shares as provided in the Merger Agreement) will be automatically converted into the right to receive $9.78 in cash (the “Merger Consideration”).

As of immediately prior to the Effective Time: (1) each option to purchase shares of Company Stock that is outstanding and unexercised immediately prior to the Effective Time will become fully vested (to the extent not vested) and be converted into the right to receive an amount in cash equal to the Merger Consideration, net of the exercise price for such option; (2) each outstanding restricted stock award will become fully vested (with any performance-based vesting conditions deemed fully satisfied) and be converted into the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Company Stock underlying such award; and (3) each deferred stock unit that is outstanding immediately prior to the Effective Time will become fully vested (to the extent unvested) and will be converted into the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of Company Stock underlying such stock unit.

The board of directors of Resource America has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Resource America’s stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and (3) resolved to recommend the adoption of the Merger Agreement by Resource America’s stockholders. Stockholders of Resource America will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced. Consummation of the Merger is also subject to various conditions, including: (1) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock; (2) the absence of any law or order enjoining or otherwise prohibiting the consummation of the Merger; (3) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (4) approval from the Financial Industry Regulatory Authority in connection with the Merger and other customary regulatory approvals, as set forth in the Merger Agreement, and (5) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and compliance with covenants and obligations in the Merger Agreement in all material respects.

Resource America has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course and preserve its existing business relationships during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of transactions during this period unless agreed to in writing by C-III, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the stockholder approval of the adoption of the Merger Agreement and (4) subject to certain exceptions, not to withhold, withdraw, qualify or modify in a manner adverse to C-III the recommendation of Resource America’s board of directors that Resource America’s stockholders approve the adoption of the Merger Agreement.

Subject to certain limited exceptions, the Merger Agreement provides that Resource America, its subsidiaries, and its and their respective representatives are prohibited from, among other things, soliciting, initiating or knowingly encouraging or facilitating the making or submission of any alternative acquisition proposals from third parties or providing non-public information to or participating in any discussions or negotiations regarding an alternative acquisition proposal with any person that has made an alternative acquisition proposal, subject to customary exceptions relating to proposals that would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement) or if the directors of Resource America determine that, based on the occurrence of certain events, making the recommendation would be inconsistent with their fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights, including the right of Resource America to terminate the Merger Agreement to accept a superior proposal (so long as Resource America complies with certain notice and other requirements under the Merger Agreement), and provides that, upon termination of the Merger Agreement by Resource America or C-III in certain circumstances, Resource America will be required to pay C-III a termination fee of $6,725,000. Such specified circumstances include, among others, termination by Resource America to enter into an alternative acquisition agreement with respect to a Superior Proposal and termination by C-III after a change of recommendation by Resource America’s board of directors. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by February 22, 2017.

The summary of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Resource America. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Resource America’s public disclosures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotions of Jeffrey F. Brotman and Thomas C. Elliott

On May 22, 2016, Resource America appointed Jeffrey F. Brotman, the Company’s Executive Vice President and Senior Counsel, to the position of Executive Vice President and Chief Operating Officer, and appointed Thomas C. Elliott, the Company’s Senior Vice President and Chief Financial Officer, to the position of Executive Vice President and Chief Financial Officer. Both appointments are effective immediately.

Employment Agreement Amendment with Jonathan Z. Cohen

On May 22, 2016, Resource America entered into an Amendment to the Employment Agreement with Jonathan Z. Cohen, Resource America’s President and Chief Executive Officer (the “Cohen Amendment”), which will become effective immediately prior to the Effective Time (the date on which the Effective Time occurs, the “Closing Date”). Under the Cohen Amendment, Mr. Cohen has agreed that any payments or benefits payable to him in connection with the Merger will be reduced to the extent necessary such that no portion of such payments or benefits would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Amended and Restated Employment Agreement with Thomas C. Elliott

On May 22, 2016, Resource America entered into an Amended and Restated Employment Agreement with Thomas C. Elliott, Resource America’s Executive Vice President and Chief Financial Officer (the “Elliott Employment Agreement”), which will become effective as of and subject to the occurrence of the Effective Time and supersede Mr. Elliott’s current employment agreement with Resource America at that time.

The Elliott Employment Agreement provides for an initial term of two years, with automatic extensions (absent notice to the contrary) commencing on the first anniversary of the Closing Date so that, on any day on which the agreement is in effect following the first anniversary of the Closing Date, it will have a then-current term of one-year. Under the Elliott Employment Agreement, Mr. Elliott will be entitled to base compensation of $400,000 per year, incentive compensation based on Mr. Elliott’s performance as determined by Resource America’s Board of Directors or Chief Executive Officer (subject to a minimum payment of $1 million in respect of 2016 and 2017, if the Closing Date occurs in 2016, or a minimum payment of $1 million in respect of 2017, if the Closing Date occurs in 2017), and a signing bonus of $1.65 million. The Elliott Employment Agreement also provides for a retention bonus in an aggregate amount equal to $1.65 million, $1 million of which will vest on the second anniversary of the Effective Time, $500,000 of which will vest on the third anniversary of the Effective Time, and $150,000 of which will vest on the date that is 39 months following the Effective Time, subject, in each case, to Mr. Elliott’s continued employment with Resource America. If, however, Resource America elects not to extend the term under the Elliott Employment Agreement as described above, any unvested portion of the retention bonus will vest as of the expiration of the then-current term.

If Mr. Elliott is terminated without cause, he resigns with good reason, or during the period commencing on the date that is nine months following the Closing Date and ending on the second anniversary of the Closing Date, Mr. Elliott resigns without good reason, he will be entitled to receive severance as follows, subject to his execution and non-revocation of a release of claims in favor of Resource America: (1) in the case of a termination (other than a resignation without good reason) that occurs prior to the second anniversary of the Closing Date, an amount equal to the sum of $1.65 million, plus one year’s base compensation, plus his incentive compensation for the prior fiscal year; (2) in the case of a resignation without good reason during the period commencing on the date that is nine months following the Closing Date and ending on the second anniversary of the Closing Date, an amount equal to $1.55 million; and (3) in the case of a termination (other than a resignation without good reason) on or after the second anniversary of the Closing Date, an amount equal to the sum of one year’s base compensation, plus his incentive compensation for the prior fiscal year, plus any unpaid portion of the retention bonus.

The Elliott Employment Agreement also includes a customary confidentiality covenant and one-year post-termination nonsolicitation and non-interference covenants.

Employment Agreement Amendment with Alan Feldman

On May 22, 2016, Resource America entered into an Amendment to the Employment Agreement with Alan F. Feldman, Resource America’s Senior Vice President, Chief Executive Officer of Resource Real Estate, Inc. (the “Feldman Amendment”), which will become effective immediately prior to the Effective Time.

The Feldman Amendment provides for base compensation of $375,000, and incentive compensation based on Mr. Feldman’s performance as determined by Resource America’s Board of Directors or Chief Executive Officer (subject to a minimum payment of $1.462 million in respect of 2016, 2017, and 2018, if the Closing Date occurs in 2016, or a minimum payment of $1.462 million in respect of 2017 and 2018, if the Closing Date occurs in 2017). In addition, Resource America will recommend to the board of directors of Resource Capital Corp. that Mr. Feldman receive a restricted stock grant having a grant date value of not less than $100,000 for the year in which the Closing Date occurs and each year thereafter through and including 2018.

If Mr. Feldman’s employment is terminated by Resource America without cause or by Mr. Feldman with good reason, then Mr. Feldman will be entitled to severance as follows, subject to his execution and non-revocation of a release of claims in favor of Resource America: (1) an amount equal to one year of base compensation and his incentive compensation for the prior fiscal year; and (2) if such termination occurs prior to the first anniversary of the Closing Date, then an additional amount equal to the sum of (a) one year of base compensation multiplied by a fraction, the numerator of which is the number of days remaining from the date of termination through the first anniversary of the Closing Date and the denominator of which is 365, plus (b) his incentive compensation for the prior fiscal year.

The foregoing description of each of the Cohen Amendment, the Elliott Employment Agreement, and the Feldman Amendment does not purport to be complete and is qualified in its entirety by reference to the Cohen Amendment, the Elliott Employment Agreement, and the Feldman Amendment, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and the terms of which are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 22, 2016, the board of directors of Resource America amended its Bylaws by adding a new Article X containing a forum selection provision (the “Amendment”). The Amendment provides that, unless Resource America consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Resource America, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Resource America to Resource America or to Resource America’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Resource America or any current or former director or officer or other employee of Resource America arising pursuant to any provision of the General Corporation Law of the State or Delaware or Resource America’s certificate of incorporation or Bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving Resource America that is governed by the internal affairs doctrine or (v) any action asserting an “internal prorate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

The Bylaws, as amended, are filed with this Current Report on form 8-K as Exhibit 3.1 and are incorporated by reference herein. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended by the Amendment.

Item 8.01. Other Events.

In connection with the Merger, on May 22, 2016, Jonathan Z. Cohen, Edward E. Cohen (the “Specified Stockholders”) and certain affiliates of the Specified Stockholders that are Company stockholders, entered into a Voting and Support Agreement (the “Voting Agreement”) with C-III pursuant to which each stockholder agreed, among other things, to vote in favor of the Merger at the meeting of Company stockholders that is held for the purpose of obtaining the stockholder approval of the adoption of the Merger Agreement.

The Voting Agreement also generally requires that, from the date of the agreement until 18 months following the completion of the Merger, each Specified Stockholder refrain from: (1) engaging in certain activities related to the distribution of real estate asset management products in the independent broker-dealer channel and engaging in direct lending to real estate operators or funds for the purchase of real estate assets and (2) soliciting for employment or hiring individuals employed by Resource America, the Managed REITs and certain other funds managed by Resource America and their respective subsidiaries, subject to certain exceptions. Each Specified Stockholder, on the one hand, and C-III, on the other hand, has also agreed to customary non-disparagement covenants. Pursuant to the terms and conditions of the Voting Agreement, C-III will pay each Specified Stockholder $125,000 per year in respect of expenses for the first five years after the closing of the Merger.

The summary of the Voting Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Voting Agreement, which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of May 22, 2016, by and among Resource America, Inc., C-III Capital Partners LLC and Regent Acquisition Inc.†

3.1	Amended and Restated Bylaws of Resource America, Inc. (as amended and restated through May 22, 2016).

10.1	Amendment to Employment Agreement, dated as of May 22, 2016, by and between Resource America, Inc. and Jonathan Z. Cohen.

10.2	Third Amended and Restated Employment Agreement, dated as of May 22, 2016, by and between Resource America, Inc. and Thomas C. Elliott.

10.3	Amendment to Employment Agreement, dated as of May 22, 2016, by and between Resource America, Inc. and Alan Feldman.

99.1	Voting and Support Agreement, dated as of May 22, 2016, by and among C-III Capital Partners LLC and each person listed as a party thereto.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Additional Information and Where to Find it Resource America intends to file with the SEC a proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Resource America stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Certain Information Concerning Participants

Resource America and C-III and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Company investors and security holders in connection with the contemplated transactions. Information about Resource America’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Resource America intends to file with the SEC.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking information about Resource America, C-III and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Resource America and its subsidiaries. Resource America and C-III caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Company stockholder approval of the proposed transaction; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Resource America and its management; the effect of announcement of the transaction on Resource America’s ability to retain and hire key personnel and maintain relationships with any entities that it manages, suppliers and other third parties; difficult global economic and capital markets conditions; and changes in the legal and regulatory environment. These risks and others are described in greater detail in Resource America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in Resource America’s Quarterly Reports on Form 10-Q and other documents filed by Resource America with the SEC after the date thereof. Resource America and C-III make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

By:	/s/ Thomas C. Elliott
Name: Thomas C. Elliott
Title: Executive Vice President, Chief Financial Officer

Dated: May 23, 2016